Exhibit 10.35

PROMISSORY NOTE

Up to US$1,000,000.00	October 7, 2024

FOR VALUE RECEIVED, Abpro Corporation, a Delaware corporation (the “Company”), hereby promises to pay to the order of Abpro Bio International, Inc., a Delaware corporation (the “Holder”), the principal sum of up to one million US dollars (US$1,000,000.00), which the Company may draw down in installments as set forth herein (each, an “Installment”). The funding date for each Installment is referred to as an “Installment Funding Date” and interest will accrue at a rate of ten percent (10%) per annum on the principal amount of each Installment from the Installment Funding Date until the Maturity Date (and at a rate of 12% per annum after the Maturity Date if any amounts then remain outstanding). The principal amounts of all Installments plus accrued interest will be due and payable by the Company on the Maturity Date (as defined below) upon demand by the Holder.

1. Background. Company has entered into that certain Business Combination Agreement, dated December 11, 2023, by and among Atlantic Coastal Acquisition Corp. II, Abpro Merger Sub. Corp. and the Company (the “Business Combination Agreement”) providing for a business combination with a SPAC, and Holder has agreed to provide bridge financing to be utilized until closing of the business combination and the completion of the SPAC listing as provided therein (the “Transaction”).

2. Installments. Installments are for the purpose of paying the direct expenses of the Transaction (“Direct Expenses”) and Company operating expenses (“Operating Expenses”) until the Transaction is completed. Installments will be funded as follows (up to $1 million in the aggregate):

(a) Weekly Installments. Beginning with the date hereof, weekly Installments of $250,000 until the closing of the Transaction, and the Installment Funding Date will occur when all listed amounts have been paid.

3. Payment and Record Keeping. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal. Prepayment of principal, together with accrued interest, may be made without the written consent of the Holder in the discretion of the Company at any time. The parties will update Exhibit A from time to time to keep track of Installments and Installment Funding Dates. The parties agree that timing is of the essence and any failure to pay an Installment when due would cause irreparable harm to the Company.

4. Maturity Date. The “Maturity Date” means 5 working days after receipt of the PIPE investment into the Company’s account.

5. Covenants.

(a)	Until the Maturity Date, any Company expenditures over $50,000 shall require prior approval from Holder;

(b)	Until the Maturity Date, the Company shall not make or authorize any payments to senior management or members of the Board of Directors without the prior approval from Holder;

(c)	Holder shall have the right to approve all Company transaction costs to be paid at the consummation of the Transaction, which approval will not be unreasonably withheld;

(d)

As permitted by applicable law, prior to the consummation of the Business Combination, Company shall cancel all Transaction related bonuses and, at the instruction of Holder, cancel or defer any Company bonuses outstanding from 2021-2022.

6. Additional Board Meeting. If any of the covenants in Section 5 are materially breached and not cured within 10 business days written notice from Holder, Company shall promptly convene a meeting of the Board of Directors for the purpose of removing Company management.

7. Additional Information. At request of Holder, the Company agrees to (a) submit evidence of payments made to vendors, (b) share relevant financial data and (c) update Holder on progress of the Transaction, in each case promptly as requested by the Holder from time to time.

8. Amendments and Waivers; Resolutions of Dispute; Notice. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

9. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the respective successors and assigns of the parties hereto. Neither party may assign this Note or any rights or obligations hereunder without the prior written consent of the other party.

10. Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

11. Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

12. Choice of Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

11. Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this Note based upon a reasonable belief that the terms thereof are appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

Abpro Bio International, Inc.	Abpro Corporation

/s/ Lee Jae Yong	/s/ Eugene Chan
By: Lee Jae Yong	By: Eugene Chan
Its: Chief Executive Officer	Its: Chairman on October 7, 2024

Exhibit A

Installment Tracker

Installment No.	Installment Amount	Installment Funding Date
1	$	[Date	]
2	$	[Date	]
3	$	[Date	]
4	$	[Date	]
5	$	[Date	]
6	$	[Date	]